Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

FORM F-1

(Form Type)

SIDECHANNEL, INC.

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares with a par value of $0.001	457	(c)	9,300,000	$0.05	$465,000	$147.60 per $1,000,000	$69

Total Offering Amount						$465,000		$69

Total Fee Offsets								-

Net Fee Due								$69

(1) Approximate number of shares to be issued in the cashless exchange of warrants

(2) Average of the low and high trading price on October 31, 2023 which was $0.05